Exhibit 10.1

EXECUTION VERSION

ITT Holdings LLC

First Amendment

Dated as of March 26, 2019

to

Note Purchase Agreement

Dated May 8, 2015

$325,000,000 3.92% Guaranteed Senior Notes, Series A, due May 21, 2025
$275,000,000 4.02% Guaranteed Senior Notes, Series B, due May 21, 2027

First Amendment to Note Purchase Agreement

This First Amendment dated as of March 26, 2019 (the “Amendment”), to the Note Purchase Agreement dated May 8, 2015, is by and among ITT Holdings LLC, a Delaware limited liability company (the “Company”) and each of the institutions that is a signatory to this Amendment (collectively, the “Noteholders”).

Recitals:

A.           The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated May 8, 2015, (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), pursuant to which the Company issued its (a) 3.92% Guaranteed Senior Notes, Series A, due May 21, 2025 in the aggregate principal amount of $325,000,000 (the “Series A Notes”) and (b) 4.02% Guaranteed Senior Notes, Series B, due May 21, 2027 in the aggregate principal amount of $275,000,000 (the “Series B Notes” and together with the Series A Notes, the “Notes”). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement.

B.           The obligations of the Company under the Note Purchase Agreement and the Notes have been guaranteed by the Subsidiary Guarantors pursuant to each Subsidiary Guaranty.

C.           The Company has requested certain amendments to the Note Purchase Agreement with respect to certain of the covenants and terms provided therein.

D.           For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders now desire to amend certain provisions of the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.          Amendments.

Section 1.1.          Clause (e) of Section 7.1 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to the Obligor Parties in an aggregate amount exceeding $75,000,000, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto;”

Section 1.2.          Subclause (w) of clause (i) of Section 10.1 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(w) reimbursement obligations in connection with performance or surety bonds or guaranties or letters of credit and other obligations of a like nature entered into in the ordinary course of business in an aggregate amount not to exceed $25,000,000,”

Section 1.3.          Clause (h) of Section 10.2 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(h) Liens (including leases) in favor of the Governmental Authorities (i) issuing Tax Exempt Bonds permitted under Section 10.1(h) so long as such Liens only apply to the facility financed (in whole or in part) with the proceeds from such issuance of such Tax Exempt Bonds (or improvements thereto or extensions thereof), (ii) in connection with leases of improvements or facilities by the Obligor Parties from Governmental Authorities that issue Intercompany Taxable Bonds permitted under Section 10.1(g) and (iii) in connection with leases permitted under Section 10.11(ii), in each case solely to the extent such improvements and facilities are required to be owned by such Governmental Authorities in order to obtain the related ad valorem property tax exemptions; and”

Section 1.4.          Clause (b) of Section 10.4 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) Investments existing on the First Amendment Effective Date and described in Schedule 10.4;”

Section 1.5.         Schedule 10.4 of the Note Purchase Agreement is hereby amended and restated in its entirety as set forth in Exhibit 1 attached hereto.

Section 1.6.          Clause (n) of Section 10.4 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(n) other Investments made after the First Amendment Effective Date, which in the aggregate do not exceed $150,000,000 at cost at any time during the term of this Agreement; and”

Section 1.7.         Section 10 of the Note Purchase Agreement is hereby amended by adding the following new Section 10.11 immediately following Section 10.10:

“Section 10.11. Sale and Leaseback Transactions. The Company will not, and will not permit any of the other Obligor Parties to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (such arrangement, a “Sale/Leaseback”), other than (i) the sale of property of the Company or a Subsidiary Guarantor to a Governmental Authority that issues Tax Exempt Bond Obligations or Intercompany Taxable Bond Obligations permitted hereunder and leases said property back to the Company or a Subsidiary Guarantor in connection with such Tax Exempt Bonds or Intercompany Taxable Bonds; (ii) the sale of property of the Company or a Subsidiary Guarantor to a Governmental Authority that leases said property back to the Company or a Subsidiary Guarantor solely to the extent that (x) such property is required to be owned by such Governmental Authority in order to obtain the related ad valorem property tax exemption, (y) the related Payment in Lieu of Taxes (“PILOT”) agreement and lease (each, as applicable) contain the Required Sale Leaseback Provisions and (z) the aggregate amount payable by the Company and Subsidiary Guarantors under such PILOT agreements and leases (each, as applicable) does not exceed $10,000,000 in any Fiscal Year” and (iii) Sale/Leasebacks that involve the sale of up to $20,000,000 of assets in the aggregate. For the avoidance of doubt lease transactions entered into in connection with the issuance of Indebtedness (without the involvement of an asset sale) do not constitute Sale/Leaseback transactions.

Section 1.8.          Section 22.2 of the Note Purchase Agreement is hereby amended by adding a new paragraph at the end thereof as follows:

If the Company notifies the holders of the Notes that the Company wishes to amend any covenant in Section 10.10 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Required Noteholders notify the Company that the Required Noteholders wish to amend Section 10.10 for such purpose), then compliance by the Company with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Noteholders; provided however that until either such amendment notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Requited Holders, the Company shall include relevant reconciliations in reasonable detail between GAAP in effect immediately before the relevant change in GAAP became effective and GAAP then in effect with respect to the applicable covenant compliance calculations contained in the compliance certificate delivered pursuant to Section 7.2(a) during the relevant period.

Section 1.9.          Schedule A of the Note Purchase Agreement is amended by adding the following new definitions thereto in proper alphabetical order:

“Capitalized Customer Contract” shall mean any customer contract to which an Obligor Party is a party that (x) such Obligor Party is required to treat as a capital lease or financing lease under GAAP, with some or all of the payments to the Obligor Parties reflected as repayment of principal and interest rather than rent and (y) has generated cash payments to the Obligor Parties over the trailing four Fiscal Quarter period (or if executed during the trailing four Fiscal Quarter period is expected to generate cash payments to the Obligor Parties in the next four Fiscal Quarter period) of at least $1,000,000.

“Consolidated Contract EBITDA Adjustments” shall mean, for the Obligor Parties for any period, the aggregate cash payments received by the Obligor Parties under Capitalized Customer Contracts during such period.

“First Amendment Effective Date” shall mean March 26, 2019.

“Required Sale Leaseback Provisions” shall mean provisions in the related Payment in Lieu of Taxes (PILOT) agreement and lease (each, as applicable) in substantially the same form as the following provisions: (a) the Governmental Entity shall not assign the related Payment in Lieu of Taxes (PILOT) agreement and lease (each, as applicable) or dispose, sell, transfer, encumber or take any action affecting the assets that are the subject of such PILOT Agreement and lease (each, as applicable) without the express consent of the Company or the Subsidiary Guarantor (as applicable); (b) the Company or Subsidiary Guarantor (as applicable) may terminate the related PILOT agreement and lease (each, as applicable) at any time and the Governmental Entity shall convey full ownership of the assets that are subject to such PILOT agreement and lease back to the Company or the Subsidiary Guarantor (as applicable); and (c) except for any payments required under the related PILOT agreement and lease (each, as applicable), such PILOT agreement and lease (each, as applicable) are subject to and subordinate to the rights of the lenders of the Company or the Subsidiary Guarantor (as applicable).

Section 1.10.         The definition of “Consolidated Material Project EBITDA Adjustments” in Schedule A of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“Consolidated Material Project EBITDA Adjustments” means, with respect to each Material Project:

(i)          prior to the Commercial Operation Date of a Material Project (but including the Fiscal Quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the Company in its reasonable, good faith judgment (and as approved by the Administrative Agent), as (1) the projected Consolidated EBITDA for any period attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project, plus (2) the projected cash payments that will be received by the Obligor Parties under any duly executed Capitalized Customer Contracts related to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amounts in both clauses (1) and (2) above to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the Company in its reasonable, good faith judgment (and as approved by the Administrative Agent)), which such amount set forth in clauses (1) and (2) above may, at the option of the Company, be added to actual Consolidated EBITDA for any period for the Fiscal Quarter in which construction of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but net of (x) any actual Consolidated EBITDA and (y) net of any actual cash payments received under any Capitalized Customer Contracts, in each case, as attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(ii)         beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount determined by the Company in its reasonable, good faith judgment (and as approved by the Administrative Agent), as (1) the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (i) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, plus (2) the projected cash payments that will be received by the Obligor Parties under duly executed Capitalized Customer Contracts related to such Material Project for the balance of the four full Fiscal Quarter period following such Commercial Operation Date (excluding cash payments actually received under such Capitalized Customer Contract during such period), which amount, may, at the Company’s option, be added to actual Consolidated EBITDA for such Fiscal Quarters.

Notwithstanding the foregoing:

(w)          no such additions shall be allowed with respect to any Material Project or any Capitalized Customer Contract unless (a) the Company shall have delivered to the Administrative Agent under the Credit Agreement (with a copy to the holders of Notes) written pro forma projections of Consolidated EBITDA or projected cash payments under any Capitalized Customer Contract for any period attributable to such Material Project or such Capitalized Customer Contract, as applicable, and (b) the Administrative Agent shall have approved such projections and shall have received such other information and documentation as the Administrative Agent may request (with copies thereof to the holders of Notes);

(x)          the holders of Notes shall have been promptly, and in any event not later than 5 days thereof, notified of the approval of the Administrative Agent;

(y)          the aggregate amount of all Consolidated Material Project EBITDA Adjustments during any period shall be limited to 20% of the total Consolidated EBITDA for such period; and

(z)          in each case where the approval of the Administrative Agent is required or requested, if at any time the Material Credit Facility shall be terminated, the leverage ratio test (in which this definition is used) in the Material Credit Facility has been amended, waived or removed, in each case where the leverage ratio test is no longer in force under the Material Credit Facility in effect as of the date of this Agreement or the Administrative Agent shall otherwise be unable to undertake or otherwise be prohibited from undertaking such approval duties, then any such approval or consent shall be required from the Required Holders.

Section 1.11.         The definition of “Consolidated Total Funded Debt” in Schedule A of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“Consolidated Total Funded Debt” means, as of any date, (i) all Indebtedness of the Obligor Parties measured on a consolidated basis as of such date, including without limitation the outstanding principal amount of the Notes, but excluding (w) Indebtedness of the type described in subsection (xi) of the definition thereto, (x) Intercompany Taxable Bond Obligations and (y) reimbursement obligations in connection with performance or surety bonds or guaranties or letters of credit (including any letters of credit under the Credit Agreement) and other obligations of a like nature entered into in the ordinary course of business in an aggregate amount not to exceed $25,000,000, less (ii) unrestricted, unencumbered cash or cash equivalents of the Obligor Parties in an aggregate amount not to exceed $100,000,000.

Section 1.12.         The definition of “Leverage Ratio” in Schedule A of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) the sum of (A) Consolidated EBITDA, plus (B) any Consolidated Material Project EBITDA Adjustments, plus (C) any Consolidated Acquisition EBITDA Adjustments, plus (D) any Consolidated Contract EBITDA Adjustments, in each case for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

Section 2.          Representations and warranties.

Section 2.1.         To induce the Noteholders to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company and each Subsidiary Guarantor (as evidenced by their consent and acknowledgment of this Amendment) hereby represents and warrants to the Noteholders that:

(a)          the Company and each such Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)          the Company and each such Subsidiary Guarantor has the requisite power to own its property and to carry on its business as now being conducted;

(c)          the Company and each such Subsidiary Guarantor is duly qualified and in good standing as a limited liability company or other legal entity, as applicable, authorized to do business in each jurisdiction in which the failure to do so would, individually or in the aggregate, have a Material Adverse Effect;

(d)          this Amendment and the transactions contemplated hereby are within the requisite powers of the Company and each Subsidiary Guarantor, have been duly authorized by all necessary limited liability company action on the part of the Company and each Subsidiary Guarantor, and this Amendment has been duly executed and delivered by the Company and each Subsidiary Guarantor and constitutes legal, valid and binding obligations of the Company and each Subsidiary Guarantor enforceable in accordance with its respective terms.

(e)          the Note Purchase Agreement, as amended by this Amendment, and each Subsidiary Guaranty constitutes the legal, valid and binding obligation, contract and agreement of such Obligor Party enforceable against it in accordance with its terms, except as enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance or transfer or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(f)          the execution, delivery and performance by the Company and each Subsidiary Guarantor of this Amendment does not require the consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority except in each case that could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(g)          the execution and delivery of this Amendment and the performance by the Company and each Subsidiary Guarantor of this Amendment does not and will not result in a violation of or default under (i) the organizational documents of the Company or any Subsidiary, (ii) any agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary or any of their respective properties is subject, (iii) any order, writ, injunction or decree applicable to the Company or any Subsidiary, or (iv) any statute, regulation, rule or other law applicable to the Company or any Subsidiary, except in each case (excluding clause (i) of this subparagraph (g)) that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(h)          before and after giving effect to this Amendment, there are no Defaults or Events of Default under the Note Purchase Agreement.

Section 3.          Conditions Precedent to Effectiveness of This Amendment.

Section 3.1.          This Amendment shall not become effective until, and shall become effective as of the first date written above when, each and every one of the following conditions shall have been satisfied:

(a)          executed counterparts of this Amendment, duly executed by the Company and the Required Holders, shall have been delivered to the Noteholders;

(b)          each Subsidiary Guarantor shall have executed their consent and acknowledgment of this Amendment;

(c)          the Company and each Subsidiary Guarantor shall have delivered a certificate to Noteholders that the representations and warranties of the Obligor Parties set forth in Section 2.1 hereof shall be true and correct on and with respect to the date hereof;

(d)          the holders shall have received (i) a certificate of the Secretary or Assistant Secretary of the Company, dated the date hereof, certifying as to (A) the resolutions attached thereto and the corporate proceedings relating to the authorization, execution and delivery of this Amendment and the performance of its obligations hereunder and (B) the Company’s organization documents currently in effect and (ii) a recent “good standing certificate” from the Secretary of State of the State of Delaware (which certificate shall indicate that the Company is in good standing and has legal existence in the State of Delaware); and

(e)          the Company shall have paid all reasonable fees and expenses of Greenberg Traurig, LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.

Upon satisfaction of all of the foregoing, this Amendment shall become effective.

Section 4.          Consent by Subsidiary Guarantors.

Each Subsidiary Guarantor, by its signature below, agrees and consents to the terms and provisions of this Amendment and agrees that its Subsidiary Guaranty shall remain in full force and effect and is hereby ratified and confirmed in all respects after giving effect to this Amendment.

Section 5.          Miscellaneous.

Section 5.1.          This Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and, except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 5.2.          This Amendment shall be binding on and shall inure to the benefit of the Company, the Subsidiary Guarantors and the Noteholders and their respective successors and assigns, except as otherwise provided herein. Neither the Company nor any Subsidiary Guarantor may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior written consent of the Noteholders. The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of the Company, the Subsidiary Guarantors and the Noteholders with respect to the transactions contemplated hereby and there shall be no third-party beneficiaries of any of the terms and provisions of this Amendment.

Section 5.3.          This Amendment, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

Section 5.4           Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

Section 5.5.          Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

Section 5.6.          The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 5.7.          This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require or permit the application of the laws of a jurisdiction other than such State.

Section 5.8.          This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures shall be deemed original signatures and shall be fully binding on the parties to the same extent as original signatures.

Section 5.9.          All representations and warranties contained herein shall survive the execution and delivery of this Amendment, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Noteholder or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Amendment shall be deemed representations and warranties of the Company under this Amendment.

Section 5.10.         The parties hereto hereby waive trial by jury in any action brought on or with respect to this Amendment or any other document executed in connection herewith or therewith.

[Signatures on Following Page]

ITT Holdings LLC	Amendment Signature Page

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

ITT Holdings LLC

By
Printed Name
Title

By
Printed Name
Title

ITT Holdings LLC	Amendment Signature Page

This Amendment is hereby consented

to and acknowledged

as of the date hereof

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IMTT-Gretna LLC
IMTT-BC LLC
IMTT-Pipeline LLC
IMTT-BX LLC
IMTT-Richmond-CA
IMTT-Illinois LLC
IMTT-Petroleum Management LLC
IMTT-Geismar
IMTT-Finco, LLC
St. Rose Nursery, LLC
East Jersey Railroad and Terminal Company
Bayonne Industries, Inc.
ITT-Richmond-CA Storage, LLC
ITT-Geismar Storage, LLC
ITT-GEISMAR LLC
INTERNATIONAL ENVIRONMENTAL SERVICES LLC
IEP LLC
BAYONNE PLANT HOLDING, L.L.C.
ITT-RICHMOND-CA LLC
IMTT EPIC LLC
ITT-NTL, INC.

By
Name:
Title:

By
Name:
Title:

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